Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Habit Restaurants, Inc. of our report dated October 6, 2014, relating to the consolidated financial statements of The Habit Restaurants, LLC, which appears in The Habit Restaurants, Inc. Registration Statement on Form S-1 (No. 333-199394).

/s/ Moss Adams LLP

Los Angeles, California

November 24, 2014